PROSPECTUS SUPPLEMENT                                               EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-89355


                             [HOLDRS BIOTECH LOGO]




                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

              This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

              The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                             Share         Primary
                    Name of Company(1)                        Ticker        Amounts    Trading Market
         ----------------------------------------------     ----------    ----------- ----------------
         Affymetrix, Inc.                                      AFFX            4           NASDAQ
         Alkermes, Inc.                                        ALKS            4           NASDAQ
         Amgen Inc.                                            AMGN          64.48         NASDAQ
         Applera Corporation--Applied Biosystems Group*         ABI            18            NYSE
         Applera Corporation--Celera Genomics Group*            CRA             4            NYSE
         Biogen IDEC Inc.                                      BIIB          26.95         NASDAQ
         Enzon Pharmaceuticals, Inc.                           ENZN            3           NASDAQ
         Genentech, Inc.                                       DNA            88            NYSE
         Genzyme Corporation                                   GENZ           14           NASDAQ
         Gilead Sciences, Inc.                                 GILD           32           NASDAQ
         Human Genome Sciences, Inc.                           HGSI            8           NASDAQ
         ICOS Corporation                                      ICOS            4           NASDAQ
         MedImmune, Inc.                                       MEDI           15           NASDAQ
         Millennium Pharmaceuticals, Inc.                      MLNM           12           NASDAQ
         QLT Inc.                                              QLTI            5           NASDAQ
         Sepracor Inc.                                         SEPR            6           NASDAQ
         Shire p.l.c.                                         SHPGY         6.8271         NASDAQ

(1) Effective April 20, 2006, Chiron Corporation (NASDAQ ticker "CHIR") and Novartis AG merged. As a result, effective April 28, 2006, Chiron Corporation is no longer an underlying constituent of the Biotech HOLDRS Trust. For the 16 shares of Chiron Corporation per 100 shares round lot of Biotech HOLDRS Trust, The Bank of New York received $768.00 and distributed cash on May 2, 2006 at a rate of $7.68 per depositary share, less custody fees.

* The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

    The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.